EXHIBIT 21.1

SUBSIDIARIES OF PROPHASE LABS, INC.

	State or other
	Jurisdiction of	Ownership
Subsidiaries	Incorporation	Percentage

Pharmaloz Manufacturing Inc.	Delaware	100%
Phusion Laboratories, LLC	Delaware	50%
Quigley Pharma Inc.	Delaware	100%

The above subsidiaries are included in the consolidated financial statements for the year ended December 31, 2010.